Exhibit 99.1

Contacts:               Linda H. Simmons                                                         Debbie Mandeville
Chief Financial Officer                                                  Investor Relations Officer
(401) 574-1652                                                                (401) 574-1547
lsimmons@bankri.com                                                  dmandeville@bankri.com

BancorpRI Shareholders Approve Merger with Brookline Bancorp

Providence, R.I. – September 8, 2011 – Shareholders of Bancorp Rhode Island, Inc. (NASDAQ: BARI) today approved the merger with Brookline Bancorp, Inc. (NASDAQ:BRKL).  The combined organization will have 43 banking offices serving individuals and businesses across Massachusetts and Rhode Island, and will have approximately $4.7 billion in assets, including $3.7 billion in loans and $3.2 billion in deposits. BankRI will preserve its brand and operate as a separate subsidiary of Brookline Bancorp.

More than 99% of the votes cast by holders of BancorpRI common stock were voted in favor of the merger at today’s special meeting of shareholders.

“We’re pleased by the overwhelming support of BancorpRI shareholders for our merger with Brookline,” said President and Chief Executive Officer Merrill W. Sherman.  “This transaction delivers significant value to our shareholders while allowing us to retain our local identity and strong relationships with the customers and communities we serve.   Bank Rhode Island will benefit from the scale and greater capital resources of a larger institution, enabling us to enhance our high quality service and product offerings.”

The transaction is expected to close in the fourth quarter of 2011, subject to regulatory approval.

About BancorpRI

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 17 branches and more than 60 ATMs throughout Providence, Kent and Washington Counties.  As of June 30, 2011, BankRI had $1.6 billion in assets and $1.1 billion in deposits.  For more information, visit www.bankri.com.

BancorpRI Vote Results
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This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements  represent the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.